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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                                     FOR MORE INFORMATION,
JUNE 13, 2000                                            CONTACT: JOHN M. MENDEZ
                                                               AT (540) 326-9000

                        FIRST COMMUNITY BANCSHARES, INC.
                       ANNOUNCES MANAGEMENT REORGANIZATION

         William P. Stafford, Chairman of the Board of Directors of First Community Bancshares, Inc., announced yesterday that John M. Mendez succeeds James L. Harrison, Sr. as President and Chief Executive Officer of First Community Bancshares, Inc. Mendez has served the Company in various capacities since 1985 and most recently served as Chief Financial Officer for the Corporation as well as Vice President-Finance and Chief Administrative Officer of the Company's wholly-owned subsidiary, First Community Bank, N. A. In addition to this appointment, the Board of Directors of First Community Bank, N.
A. has appointed Robert L. Buzzo to assume the position of President. Mr. Buzzo, likewise, has been employed by First Community Bank and its predecessor since 1973. Mr. Buzzo has been serving in his most recent capacity as Chief Executive Officer of the Bluefield Division of First Community Bank and, in assuming the position of President of First Community Bank, N. A., will share responsibility for retail banking operations with E. Stephen Lilly, who has been appointed to serve as Chief Operating Officer for both First Community Bancshares, Inc. and First Community Bank, N. A. Chairman Stafford noted that these management changes will provide a streamlined management team with renewed focus on retail branch operations.



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Mr. Harrison's employment with both First Community Bancshares, Inc. and First
Community Bank, N. A. terminated on June 11th and the appointments of Mendez, Buzzo and Lilly are effective immediately. First Community Bancshares Board member Al Modena indicated his strong endorsement of the new appointments adding that both Mendez and Buzzo have served the Company well in recent capacities and are prepared to continue the progress of both First Community Bancshares, Inc. and the Bank. E. Stephen Lilly also brings to the Company a strong background and excellent experience with other leading banking corporations.

         First Community Bancshares recently released results of its First Quarter 2000 operations highlighted by net income of $3.7 million and earnings per common share of $.42 per share. The Company continues to compare quite favorably with its national peer group with return on average equity of 14.18%. First Community Bancshares reports total resources of $1.1 billion at the close of First Quarter 2000.

         The Board has also announced its Second Quarter dividend to stockholders. The dividend, in the amount of $.23 per common share, represents an increase of 9.5% over the $.21 per share paid in the Second Quarter of 1999 and, when annualized, represents a 5.6% return on the recent market price. The Second Quarter dividend is payable on June 30, 2000 to stockholders of record on June 16, 2000.

         First Community Bancshares, Inc. is a bank holding company operating through 31 full-service branches in Virginia, West Virginia and North Carolina. First Community Bank, N. A. also owns United First Mortgage, Inc. based in Richmond, Virginia, which operates through 11 offices from Virginia Beach to Harrisonburg, Virginia. Information regarding the common stock of First Community Bancshares, Inc. can be found under the symbol "FCBC.OB" and is traded in the over-the-counter market with daily bid and ask quotations on the NASDAQ Level III Billboard.


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